EXHIBIT 34
MANAGEMENT’S ASSERTION CONCERNING COMPLIANCE WITH
MINIMUM SERVICING STANDARDS
March 31, 2006
Re: Trust and Servicing Agreement, dated as of February 1, 2005, made with respect to the Bay View 2005-LJ-1 Owner Trust, as Issuer, among Bay View Deposit Corporation, as Transferor, Bay View Acceptance Corporation, as Servicer, Deutsche Bank Trust Company Americas, as Indenture Trustee, CenterOne Financial Services LLC, as Back-up Servicer, and Wilmington Trust Company, as Owner Trustee; Trust and Servicing Agreement, dated as of July 1, 2005, made with respect to the Bay View 2005-LJ-2 Owner Trust, as Issuer, among Bay View Deposit Corporation, as Transferor, Bay View Acceptance Corporation, as Servicer, JPMorgan Chase Bank NA, as Indenture Trustee, CenterOne Financial Services LLC, as Back-up Servicer, and Wilmington Trust Company, as Owner Trustee; Trust and Servicing Agreement, dated as of November 1, 2005, made with respect to the Bay View 2005-3 Owner Trust, as Issuer, among Bay View Deposit Corporation, as Transferor, Bay View Acceptance Corporation, as Servicer, JPMorgan Chase Bank NA, as Indenture Trustee, CenterOne Financial Services LLC, as Back-up Servicer, and Wilmington Trust Company, as Owner Trustee
As and for the year ended December 31, 2005, Bay View Acceptance Corporation has complied in all material respects, with its established minimum servicing standards, a copy of which is filed as Appendix I to Exhibit 99.2 of this Form 10-K. The minimum servicing standards are based on the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing automobile loans.

/s/ John Okubo Executive Vice President and
Chief Financial Officer